Exhibit 99.1
News Release
Approach Resources Inc.
Appoints New Independent Director
     Fort Worth, Texas, August 5, 2010 — Approach Resources Inc. (NASDAQ: AREX) has appointed Alan D. Bell to its Board of Directors. Mr. Bell’s prior work experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the Southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. Mr. Bell recently served as the Chief Restructuring Officer of Energy Partners Ltd., a New Orleans-based exploration and development company. Mr. Bell is expected to serve on the Audit Committee of the Board of Directors.
     Mr. Bell currently serves on the Board of Directors of Dune Energy Inc., a publicly-traded independent energy company based in Houston, where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines, and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants, the Institute of Certified Management Accountants, the Society of Petroleum Engineers and the National Association of Corporate Directors.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates or has interests in Texas, New Mexico and Kentucky. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
Contact:
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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